Exhibit 10

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-4 of our report dated April 25, 2017 relating to the financial statements of Empire Fidelity Investments Variable Annuity Account A, which appears in such Registration Statement. We also consent to the use in this Registration Statement of our report dated April 25, 2017, relating to the financial statements of Empire Fidelity Investments Life Insurance Company, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” and “Financial Statements” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Boston, Massachusetts

April 25, 2017